ProPhase Labs Reports Financial Results

for the First Quarter Ended March 31, 2014

DOYLESTOWN, Pennsylvania – May 12, 2014.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported net sales of $6.2 million for the three months ended March 31, 2014 as compared to net sales of $7.5 million for the three months ended March 31, 2013. The Company incurred a net loss for the three months ended March 31, 2014, of ($804,000), or ($0.05) per share, compared to net income of $290,000, or $0.02 per share, for the three months ended March 31, 2013.

The financial results for the three months ended March 31, 2014 as compared to three months ended March 31, 2013 reflect the net effect of (i) a decrease of our revenues due principally to (a) industry data suggesting there was reduction of over 12% in the incidence of upper respiratory disorders from period to period and, as a consequence, (b) the timing of purchases and the ultimate level of demand for our products, (ii) an increase in research and development expenditures of $90,000 as we seek to expand our future product offerings to consumers, offset by (iii) a decrease in sales and marketing expenses of $366,000 as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives.

Ted Karkus, ProPhase Labs' Chairman and CEO stated, “The 2013-2014 Cold Season resulted in a relatively weak incidence of upper respiratory illness as compared to the 2012-2013 Cold Season. Consequently, our retail customers managed their inventory levels cautiously this quarter, which impacts the timing and volume of our shipments.”

Mr. Karkus continued, “Our goals for 2014 include continuing our successful strategy of investing in and expanding our Cold-EEZE® Cold Remedy brand and product line up. We plan to introduce another new, premium Cold-EEZE® product (which we expect to be available nationally in the fall of 2014) which will utilize our popular QuickMelt delivery form and will shorten the duration of the common cold as well as provide consumers important additional health benefits.”

Mr. Karkus added, “As you know, the Company’s forward planning is focused on delivering long term growth and sustainable sales revenues by leveraging our strong brand awareness, our strong distribution platform and relationships, our ability to attract capital as needed to support our marketing and development efforts, and our deep marketing expertise. Our long term goals include introducing products both within and outside of the cough/cold category to capitalize on our core capabilities and assets.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales	$6,171	$7,542
Cost of sales	2,191	2,203
Gross profit	3,980	5,339

Operating expenses:
Sales and marketing	2,997	3,363
Administration	1,507	1,495
Research and development	278	188
	4,782	5,046

Income (loss) from operations	(802)	293

Interest income	-	-
Interest expense	(2)	(3)
Income (loss) before income tax	(804)	290

Income tax	-	-

Net income (loss)	$(804)	$290

Basic income (loss) per share
Net income (loss)	$(0.05)	0.02

Diluted income (loss) per share
Net income (loss)	$(0.05)	$0.02

Weighted average common shares outstanding:
shares outstanding:
Basic	16,469	15,752
Diluted	16,469	16,199

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$5,519	$1,638
Accounts receivable	$2,856	$5,319
Inventory	$2,212	$2,521
Total current assets	$11,173	$11,279
Total assets	$17,267	$17,420

Total current liabilities	$4,264	$4,624
Other long term obligations	$200	$200
Total stockholders' equity	$12,803	$12,596